EXHIBIT 4.2

AMENDMENT NO. 1 TO

AMENDED AND RESTATED RIGHTS AGREEMENT

This AMENDMENT NO. 1 (this “Amendment”) to the Amended and Restated Rights Agreement, dated as of June 18, 2014 (the “Rights Agreement”), by and between ProPhase Labs, Inc., a Delaware corporation (the “Company”), and American Stock Transfer & Trust Company, LLC, as rights agent (the “Rights Agent”), is entered into January 6, 2017. Capitalized terms used in this Amendment and not otherwise defined herein shall have the meanings given to them in the Rights Agreement.

WITNESSETH:

WHEREAS, the Board of Directors of the Company (the “Board”) has determined that it is in the best interests of the Company and its stockholders to amend the Rights Agreement as set forth herein immediately prior to and in connection with the execution of the Asset Purchase Agreement, dated as of January 6, 2017 (as amended, modified or supplemented, from time to time, the “Asset Purchase Agreement”), by and among the Company, Meda Consumer Healthcare Inc. (“Meda”) and Mylan Inc. (“Mylan”), pursuant to which the Company will sell to Meda substantially all of the assets of the Company;

WHEREAS, the Company desires to amend the Rights Agreement pursuant to Section 27 of the Rights Agreement, immediately prior to entering into the Asset Purchase Agreement, to facilitate the transactions contemplated by the Asset Purchase Agreement;

WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company has delivered to the Rights Agent a certificate signed by an appropriate officer of the Company which states that this Amendment is in compliance with the terms of Section 27 of the Rights Agreement; and

WHEREAS, pursuant to resolutions adopted at a duly convened special meeting of the Board held on January 5, 2017, the Board has determined that it is in the best interests of the Company and its stockholders, and consistent with the objectives of the Board in adopting the Rights Agreement, to amend the Rights Agreement in the manner set forth herein immediately prior to entering into the Asset Purchase Agreement to except from the operation of the Rights Agreement the Asset Purchase Agreement, the Voting Agreements (as defined below) and any and all transactions contemplated by the Asset Purchase Agreement and the Voting Agreements;

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements herein set forth, the parties hereby agree as follows:

1. Amendment to Section 1

a. The definition of “Acquiring Person” in Section 1(a) of the Rights Agreement is hereby amended by adding the following sentence to the end of said definition as subsection 1(a)(vi):

“Notwithstanding anything in this Agreement to the contrary, none of Meda, Mylan or any of their respective Affiliates or Associates shall be or become an Acquiring Person, and the term “Acquiring Person” shall not include any of Meda, Mylan or any of their respective Affiliates or Associates, solely by reason of (i) the approval, execution, delivery, performance or public announcement of the Asset Purchase Agreement (including any amendments, modifications or supplements thereto), (ii) the consummation of the asset sale provided for by the Asset Purchase Agreement, (iii) the consummation of any other transactions contemplated by the Asset Purchase Agreement, including, but not limited to, the potential future sale of the manufacturing facility owned by the Company and its affiliate or (iv) the execution, delivery or performance of the Voting Agreements received by Meda from certain officers and directors of the Company.”

b. The definition of “Beneficial Owner” of and “Beneficially Own” securities in Section 1(c) is hereby amended by adding the following sentence at the end of Section 1(c):

“Notwithstanding anything in this Agreement to the contrary, the definition of “Beneficial Owner” of and “Beneficially Own” securities shall not include any beneficial ownership of securities that may result from the execution, delivery or performance of the Voting Agreements received by Meda from certain officers and directors of the Company in connection with the execution of the Asset Purchase Agreement.”

c. Section 1 of the Rights Agreement is hereby amended by adding the following definitions to the end of Section 1:

“Asset Purchase Agreement” shall mean that certain Asset Purchase Agreement, dated as of January 6, 2017, by and among the Company, Meda and Mylan (as such agreement may be amended, modified or supplemented, from time to time).

“Meda” shall mean Meda Consumer Healthcare Inc., a Delaware corporation. “Mylan” shall mean Mylan Inc., a Pennsylvania corporation.

“Voting Agreements” shall mean those certain Voting Agreements, dated as of January 6, 2017, received by Meda from certain officers and directors of the Company providing that, among other things, the signatory agrees to vote in favor of the transactions contemplated by the Asset Purchase Agreement.

2. Amendment to Section 11(a)(ii)

Section 11(a)(ii) of the Rights Agreement is hereby amended by adding the following sentence to the end of Section 11(a)(ii):

“Notwithstanding anything in this Agreement to the contrary, none of (i) the approval, execution, delivery, performance or public announcement of the Asset Purchase Agreement (including any amendments, modifications or supplements thereto), (ii) the consummation of the asset sale provided for by the Asset Purchase Agreement, (iii) the consummation of any other transactions contemplated by the Asset Purchase Agreement, including, but not limited to, the potential future sale of the manufacturing facility owned by the Company and its affiliate or (iv) the execution, delivery or performance of the Voting Agreements received by Meda from certain officers and directors of the Company shall cause the Rights to be adjusted or become exercisable in accordance with this Section 11(a)(ii).”

3. Amendment to Section 13(i)

Section 13(i) of the Rights Agreement is hereby amended by adding the following sentence to the end of Section 13(i):

“Notwithstanding anything in this Agreement to the contrary, (A) the provisions of Section 13(i) shall not be applicable to the asset sale provided for by the Asset Purchase Agreement or as a result of the execution, delivery or performance of the Voting Agreements received by Meda from certain officers and directors of the Company, and (B) provided that neither Meda nor Mylan has become an Acquiring Person, any other person becoming an Acquiring Person shall not cause the provisions of Section 13(i) to apply to Meda or Mylan as an “other Person”; provided, that nothing in this clause (B) shall restrict the application of Section 13(i) to an Acquiring Person or any Affiliates thereof.”

4. Benefits

All of the covenants and provisions of this Amendment by or for the benefit of the Company or the Rights Agent shall bind and inure to the benefit of their respective successors and assigns hereunder.

5. Severability

If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

6. Effectiveness and Effect of Amendment

a. Notwithstanding anything to the contrary set forth in Section 27, this Amendment shall become effective as of the date first written above, but such effectiveness is contingent upon the execution and delivery of the Asset Purchase Agreement by the parties thereto. The Company shall notify the Rights Agent via electronic mail of such execution and delivery of the Asset Purchase Agreement promptly thereafter.

b. Except as specifically modified herein, the Rights Agreement shall not otherwise be supplemented or amended by virtue of this Amendment, but shall remain in full force and effect. The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, constitute a waiver or amendment of any provision of the Rights Agreement. Upon and after the effectiveness of this Amendment, each reference in the Rights Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import referring to the Rights Agreement, and each reference in any other document to “the Rights Agreement”, “thereunder”, “thereof” or words of like import referring to the Rights Agreement, shall mean and be a reference to the Rights Agreement as modified hereby.

7. Governing Law

This Amendment shall be deemed to be a contract made under the laws of the State of Nevada and for all purposes shall be governed by and construed in accordance with the laws of the State of Nevada applicable to contracts made and to be performed entirely within State of Nevada.

8. Descriptive Headings

Descriptive headings of the several sections of this Amendment are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

9. Counterparts

This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. A signature to this Agreement transmitted electronically shall have the same authority, effect, and enforceability as an original signature.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date set forth in the first paragraph hereof.

COMPANY:

PROPHASE LABS, INC.
By:	/s/ Ted Karkus
Name:	Ted Karkus
Title:	Chief Executive Officer

[Signature Page to Rights Agreement Amendment]

RIGHTS AGENT:

AMERICAN STOCK TRANSFER& TRUST COMPANY, LLC

By:	/s/ Paula Caroppoli
Name:	Paul Caroppoli
Title:	Senior Vice President

[Signature Page to Rights Agreement Amendment]